Putnam Dynamic Asset Allocation Growth Fund, March 31, 2015, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	26,668
Class B	1,150
Class C	2,324
Class M	433

72DD2 (000s omitted)

Class R	420
Class R5	142
Class R6	820
Class Y	3,688

73A1

Class A	0.343
Class B	0.193
Class C	0.227
Class M	0.254

73A2

Class R	0.318
Class R5	0.385
Class R6	0.404
Class Y	0.390

74U1 (000s omitted)

Class A	90,467
Class B	6,402
Class C	12,313
Class M	1,975

74U2 (000s omitted)

Class R	1,522
Class R5	434
Class R6	3,008
Class Y	12,319

74V1

Class A	16.30
Class B  	16.00
Class C   15.53
Class M	15.97

74V2

Class R   15.97
Class R5  16.44
Class R6  16.47
Class Y	16.44

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.